Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
SECOND QUARTER RESULTS FOR 2024

ATLANTA, Georgia, August 14, 2024 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss of $0.7 million, or $(0.04) per diluted share, for the three month period ended June 30, 2024, compared to net income of $1.7 million, or $0.08 per diluted share, for the three month period ended June 30, 2023.  The Company had net loss of $2.7 million, or $(0.14) per diluted share, for the six month period ended June 30, 2024, compared to net income of $0.3 million, or $0.00 per diluted share, for the six month period ended June 30, 2023.  The increase in net loss for the three month and six month periods ended June 30, 2024 was primarily the result of unfavorable loss experience in the Company’s life and health operations, as well as in the Company’s property and casualty operations, compared to the prior year periods.

Operating income decreased $2.8 million in the three month period ended June 30, 2024 from the three month period ended June 30, 2023.  For the six month period ended June 30, 2024, operating income decreased $5.7 million from the comparable period in 2023.  The decrease in operating income for the three month and six month periods ended June 30, 2024 was primarily the result of unfavorable loss experience in the life and health operations due to an increase in incurred losses in the group life and Medicare supplement lines of business. Also contributing to the decrease in operating income was unfavorable loss experience in the property and casualty operations due to the frequency and severity of claims in the automobile liability line of business.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “Although this year has presented challenges in our life and health operations, we believe our strategic investments in technology and talent will provide the foundation for future performance. We believe our recent product launches in several key states position us well for a strong sales season during the upcoming annual enrollment period. Additionally, our property and casualty division has demonstrated remarkable resilience in a softening market, consistently writing profitable business. We remain committed to our long-term strategy and are optimistic about the opportunities that lie ahead.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment (gains) losses, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding forward-looking statements: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including the Company’s ability to remediate the identified material weakness in its internal control over financial reporting as described in the Company’s most recent Annual Report on Form 10-K and those other risks and uncertainties detailed in statements and reports that the Company files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; In thousands, except per share data)	2024	2023	2024	2023
Insurance premiums
Life and health	$27,449	$28,180	$54,123	$57,069
Property and casualty	17,544	17,880	35,422	35,091
Insurance premiums, net	44,993	46,060	89,545	92,160

Net investment income	2,416	2,559	4,972	5,100
Realized investment gains, net	13	70	13	70
Unrealized gains (losses) on equity securities, net	243	494	129	(1,881)
Other income	3	5	6	8

Total revenue	47,668	49,188	94,665	95,457

Insurance benefits and losses incurred
Life and health	17,579	15,817	36,691	33,617
Property and casualty	14,228	13,548	27,041	26,208
Commissions and underwriting expenses	11,584	12,848	24,250	25,766
Interest expense	867	807	1,722	1,557
Other expense	4,259	3,951	8,316	7,910

Total benefits and expenses	48,517	46,971	98,020	95,058

Income (loss) before income taxes	(849)	2,217	(3,355)	399
Income tax expense (benefit)	(165)	473	(673)	101

Net income (loss)	$(684)	$1,744	$(2,682)	$298

Earnings (loss) per common share (basic & diluted)	$(0.04)	$0.08	$(0.14)	$-

Reconciliation of non-GAAP financial measure

Net income (loss)	$(684)	$1,744	$(2,682)	$298
Income tax expense (benefit)	(165)	473	(673)	101
Realized investment gains, net	(13)	(70)	(13)	(70)
Unrealized (gains) losses on equity securities, net	(243)	(494)	(129)	1,881

Non-GAAP operating income (loss)	$(1,105)	$1,653	$(3,497)	$2,210

Selected balance sheet data	June 30, 2024	December 31, 2023

Total cash and investments	$256,525	$265,368
Insurance subsidiaries	248,857	259,253
Parent and other	7,668	6,115
Total assets	386,007	381,265
Insurance reserves and policyholder funds	225,252	212,422
Debt	37,762	36,757
Total shareholders' equity	100,672	107,275
Book value per common share	4.67	4.99
Statutory capital and surplus
Life and health	32,689	38,299
Property and casualty	51,967	51,774